EXHIBIT 11


EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
--------------------------------------------------------------------------------


                                                            Nine Months Ended
                                                                March 31,
                                                          ---------------------
                                                            1998          1997
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                4,806,002    4,941,730
                                                          =========   ==========

SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                4,806,002    4,941,730

Net effect of stock options based on the treasury stock
  method using the average market price during the period    22,780            0
                                                          ---------    ---------

    Total weighted average common and common equivalent
      shares outstanding                                  4,828,782    4,941,730
                                                          =========    =========